SUB-ITEM 77C
The shareholders of Strategic Growth Series, a series of MFS/Sun Life Series Trust, held a special meeting of shareholders on June 7, 2007. Shareholders represented in person or by proxy voted as follows:

1. Approval of the Plan of Reorganization and termination providing for the transfer of all of the assets of the Strategic Growth Series to Massachusetts Investors Growth Stock Series, each a series of MFS/Sun Life Series Trust, in exchange for shares of beneficial interest of Strategic Growth Series and the assumption by Massachusetts Investors Growth Stock Series of the liabilities of Strategic Growth Series, and the distribution of such shares to the shareholders of Strategic Growth Series in liquidation of Strategic Growth Series and the termination of Strategic Growth Series.

                          % of Outstanding % of Dollars

                    No. of Dollars                   Dollars          Voted
                    --------------                   -------          -----
Affirmative               64,065,399.82              92.192%         92.192%
Against                    1,834,068.15               2.639%         2.639%
Abstain                    3,591,993.86               5.169%         5.169%

TOTAL                     69,491,461.83             100.000%         100.000%



The  shareholders  of Capital  Opportunities  Series,  a series of MFS/Sun  Life
Series  Trust  held  a  special   meeting  of  shareholders  on  June  7,  2007.
Shareholders represented in person or by proxy voted as follows:

1. Approval of the Plan of Reorganization and termination providing for the transfer of all of the assets of Capital Opportunities Series to Core Equity Series, each a series of MFS/Sun Life Series Trust, in exchange for shares of beneficial interest of Capital Opportunities Series and the assumption by Core Equity Series of the liabilities of Capital Opportunities Series, and the distribution of such shares to the shareholders of Capital Opportunities Series in liquidation of Capital Opportunities Series and the termination of Capital Opportunities Series.

                        % of Outstanding % of Dollars

                    No. of Dollars                   Dollars        Voted
                    --------------                   -------        -----
Affirmative              167,371,856.62              91.147%        91.147%
Against                    4,659,515.02               2.537%        2.537%
Abstain                   11,598,080.88               6.316%        6.316%

TOTAL                    183,629,452.52             100.000%        100.000%